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TEXAS PACIFIC LAND CORPORATION

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Texas Pacific Land Corporation issued the following press release and letter to stockholders on December 20, 2021.

Texas Pacific Land Corporation Sends Letter to Stockholders Ahead of Annual General Meeting

Urges Stockholders to Vote Today “FOR” the Election of Three Well-Qualified Directors

DALLAS (December 20, 2021) – Texas Pacific Land Corporation (NYSE: TPL) (“TPL Corporation” or the “Company”) today sent a letter to stockholders from the Board of Directors (the “Board”) discussing the proposals on the ballot for the Annual Meeting of Stockholders (the “Annual Meeting”) on December 29, 2021.

In the letter, the Board urges stockholders to vote TODAY ‘FOR’ Proposal One, the election of three well-qualified directors – Barbara Duganier, Tyler Glover and Dana McGinnis – each of whom contributes to the Board a unique perspective and diverse, relevant experience. The Board also recommends that stockholders vote ‘FOR’ Proposals Two, Four, Five and Six, ‘FOR’ one year in Proposal Three, and ‘AGAINST’ Proposal Seven regarding the classified structure of the Company’s Board.

Highlights from the letter include:

•	A snapshot of relevant experience and qualifications of the three directors up for election;

•	Important context regarding the Company’s classified board structure and the Board’s Nominating and Corporate Governance Committee plans to begin the process of evaluating the declassification of the Board in 2022; and

•	An overview of the Company’s concerns regarding Gabi Gliksberg, the stockholder behind Proposal Seven, who seems intent on a path of litigation and disruption that cannot possibly benefit the Company, its business or stockholders.

Please review the attached letter to stockholders, which will also be filed with the United States Securities and Exchange Commission (“SEC”) and mailed to stockholders ahead of the Annual Meeting. Stockholders who have questions or who need assistance in voting their shares should contact the Company’s proxy solicitor, MacKenzie Partners, at (212) 929-5500 or Toll-Free (800) 322-2885.

About TPL

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Additional Information

In connection with the 2021 Annual Meeting, the Company filed a definitive proxy statement with the SEC on October 4, 2021, an Amendment No. 1 to the definitive proxy statement with the SEC on October 22, 2021, and a revised definitive proxy statement with the SEC on December 7, 2021. The definitive proxy statement, Amendment No. 1, and the revised definitive proxy statement, as well as the form of proxy, have been made available to the Company’s stockholders. Stockholders are urged to read the definitive proxy statement, as amended and revised, and any other documents filed by the Company with the SEC in connection with the 2021 Annual Meeting because they contain important information. Stockholders are able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov.

Contacts

Investor Relations

IR@texaspacific.com

Media Relations

Abernathy MacGregor

Sydney Isaacs / Jeremy Jacobs

SRI@abmac.com / JRJ@abmac.com

December 20, 2021

Dear Texas Pacific Land Corporation Stockholders:

As we near the end of our first year as a corporation, we are excited about convening our first Annual Stockholder Meeting of Texas Pacific Land Corporation (“TPL” or the “Company”), which will be held December 29, 2021 (the “Annual Meeting”). You should have already received proxy materials regarding the important matters to be voted upon at the Annual Meeting.

There are seven proposals for you to vote on. The Board has recommended that stockholders vote ‘FOR’ Proposal One, the election of three well-qualified directors, each of whom contributes to our Board a unique perspective and diverse, relevant experience, ‘FOR’ Proposals Two, Four, Five and Six, ‘FOR’ one year in Proposal Three, and ‘AGAINST’ Proposal Seven regarding the classified structure of our corporate Board, which was submitted by a stockholder, Gabi Gliksberg. We outline below some information regarding our three directors standing for election at the Annual Meeting and several reasons to vote against Proposal Seven.

We encourage you to vote TODAY by mail using the enclosed proxy card, online or by telephone.

Barbara Duganier	Tyler Glover	Dana McGinnis

Barbara Duganier

Compensation Committee Chair; Audit Committee Member

•	Extensive executive experience overseeing large organizations, public board experience and credentials as a certified public accountant
•	Held various leadership and management positions at Accenture for over 10 years and over 20 years at Arthur Andersen prior thereto
•	Currently serves and has served on numerous energy company boards, including McDermott International, Ltd., MRC Global Inc., Pattern Energy Group LP, Buckeye Partners, L.P. and Noble Energy
•	Serves as Chairman of the Board of the National Association of Corporate Directors (NACD) TriCities Chapter

Tyler Glover

TPL Corporation President and Chief Executive Officer

•	Extensive institutional knowledge of TPL and vast energy industry and land management expertise
•	Previously served as CEO, Co-General Agent and Secretary of the Trust since November 2016
•	Served as President and CEO of Texas Pacific Water Resources LLC, a wholly owned subsidiary of the Company, since its formation in June 2017
•	Held the position of Assistant General Agent of the Trust from December 2014 to November 2016

Dana McGinnis

Compensation Committee Member

•	Significant experience with energy investments in both global and domestic markets
•	Founded Mission Advisors, LP, a registered investment advisor that manages energy and diversified investments for individuals and institutions, of which he is the majority owner, principal executive and Chief Investment Officer
•	Formerly managed San Antonio Capital Management

We strongly urge stockholders to vote in support of all three directors.

Understanding Why TPL Currently Has a Classified Board Structure

Our Company currently has a classified board structure, which means that the Board is divided into three classes, with each class serving three-year terms. We want to clarify why TPL has this structure, and what benefits it provides to the Company and you, its stockholders.

As you know, after 130 years of existence as a trust, we recently made the transition to a C-Corporation structure. A Conversion Exploration Committee, which was mostly comprised of large holders of TPL Trust, evaluated the potential benefits and risks of a conversion to a C-Corporation, and unanimously decided that it was in the best interests of the stockholders of the newly reorganized company to initially have a classified board structure following the reorganization.

The Committee understood that as the Board of a new Delaware corporation, TPL Corporation’s directors would need to vet and approve multiple policies and procedures to address a range of topics including director tenure, compensation, director recruitment, governance and conduct and the establishment of an effective ESG program. The classified Board structure provides the stability to do so during this time of transition, fostering constructive engagement and building trust and collegiality. In addition, given the Company’s unique business, this structure is intended to provide the Company’s directors with a continuity of institutional knowledge and experience. Under the guidance of this Board, shareholders have benefited from an increase of over 40% in the Company’s stock price.

The Board’s classified structure allows stockholders to vote on one-third of our directors each year – resulting in a majority being elected every two years – which gives our stockholders the opportunity to regularly provide their perspectives on the Board through their vote and determine who should oversee the future of TPL. Six of our nine current directors joined TPL in the last year, each providing unique expertise, perspective and experience.

The Board’s Nominating and Corporate Governance Committee plans to begin the process of evaluating the declassification of the Board in 2022. This process will include a detailed review of the procedures required to declassify the Board in accordance with rules and guidance from the SEC, Delaware law and the Company’s governance documents and any contractual obligations. The Committee is committed to beginning the process, but, as the stockholder proposal calls for the immediate declassification of the Board, the Company cannot support the stockholder proposal as submitted. A meaningful review of all factors must be undertaken before declassification can be presented to stockholders.

For these reasons, we are recommending that stockholders vote against the stockholder proposal (Proposal Seven) to immediately take action to change the current structure of the Board during this transition period. We believe the consideration of declassification, including benefits and potential risks to the Company and stockholders, and timing is best handled through the Board’s governance process based on its fully informed judgement.

Concerns Regarding Mr. Gliksberg

Mr. Gliksberg filed a lawsuit against the Company seeking books and records regarding the holdings of Mission Advisors and Mr. McGinnis in Texas Pacific Land Trust (TPL Corporation’s predecessor entity) in 2019. Following outreach from Mr. Gliksberg, the Board of Directors conducted an inquiry into the matter and, contrary to what Mr. Gliksberg has publicly stated, the information reviewed by the Board was expressly offered to Mr. Gliksberg on multiple occasions. Mr. Gliksberg refused the Company’s offers to review the information. Regrettably, Mr. Gliksberg seems intent on a path of litigation and disruption, which cannot possibly benefit the Company, its business or stockholders. The Company, with a focus on the Company’s mission and with the best interest of all stockholders, will respond to the litigation in accordance with Delaware law.

The lawsuit and other actions taken by Mr. Gliksberg appear to be an attempt to create an opening for himself on the Board. Mr. Gliksberg had previously asked for a seat on the Board of TPL before and after the reorganization. After reviewing his credentials, the Nominating and Corporate Governance Committee unanimously declined to recommend him to the Board because Mr. Gliksberg appears to have no additive skills that would enhance the Board’s composition and is otherwise without any public company board experience.

We encourage you to read the Board’s full recommendation in the Proxy Statement mailed to you and filed with the Securities and Exchange Commission on December 7, 2021 and urge you to vote today ‘FOR’ Proposals One, Two, Four, Five and Six, including the election of TPL’s three well-qualified director nominees, ‘FOR’ one year in Proposal Three, and ‘AGAINST’ Proposal Seven.

Sincerely,

Texas Pacific Land Corporation Board of Directors

If you have any questions or need assistance in voting your shares, please contact the Company’s proxy solicitor:

MacKenzie Partners

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About TPL

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Additional Information

In connection with the 2021 Annual Meeting, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on October 4, 2021, an Amendment No. 1 to the definitive proxy statement with the SEC on October 22, 2021, and a revised definitive proxy statement with the SEC on December 7, 2021. The definitive proxy statement, Amendment No. 1, and the revised definitive proxy statement, as well as the form of proxy, have been made available to the Company’s stockholders. Stockholders are urged to read the definitive proxy statement, as amended and revised, and any other documents filed by the Company with the SEC in connection with the 2021 Annual Meeting because they contain important information. Stockholders are able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov.